Exhibit 99.1

                     [CFS BANCORP, INC. LETTERHEAD]

January 27, 2005
FOR IMMEDIATE RELEASE


CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-5500


CFS Bancorp, Inc. Announces Fourth Quarter and Year End 2004 Financial Results


     MUNSTER, IN - January 27, 2005 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today reported a net loss for the fourth quarter of 2004 of $23.1 million as compared to net income of $1.2 million reported for the fourth quarter of 2003. For the year ended December 31, 2004, the Company reported a net loss of $25.0 million compared to net income of $3.5 million for the year ended December 31, 2003. Losses per share were $1.97 and $2.16, respectively, for the quarter and year ended December 31, 2004 compared to diluted earnings per share of $0.10 and $0.30 for the comparable prior year periods.

     The Company's net interest income before provision for losses on loans continued to improve during the fourth quarter of 2004 increasing 15.8% to $9.0 million from $7.7 million for the fourth quarter of 2003. Net interest income before provision for losses on loans for the year ended December 31, 2004 was $32.1 million compared to $27.7 million for 2003, an increase of 16.0%. The Company's annualized net interest margin increased 27.1% for the fourth quarter of 2004 to 2.67% from 2.10% for the fourth quarter of 2003. The substantial improvement in the Company's net interest margin from the fourth quarter of 2003 was mainly due to a decrease in the cost of borrowings as a result of the Company's previously announced refinancing of $325.0 million in higher costing, fixed-rate Federal Home Loan Bank (FHLB) borrowings at lower, current market interest rates during the fourth quarter of 2004 combined with the prepayment of $75.0 million of FHLB borrowings. For the year ended December 31, 2004, the net interest margin was 2.28%, an increase of 21.9% from 1.87% for 2003. The increase in the net interest margin for the year was mainly the result of effective management of the cost of deposits combined with the redeployment of lower yielding other interest-earning assets into higher yielding loans.

     As previously announced, the Company's wholly-owned subsidiary, Citizens Financial Services, FSB (the Bank), restructured $400.0 million of its fixed-rate FHLB borrowings during the fourth quarter of 2004. The Bank prepaid the callable fixed-rate advances with an average cost of 5.92% and replaced the debt with $325.0 million of new FHLB borrowings. These new borrowings included an aggregate $271.0 million of non-callable fixed-rate FHLB advances with an average cost of 3.64% and $54.0 million of short-term variable-rate borrowings with an average cost of 2.29%. This prepayment resulted in a $42.0 million charge to non-interest expense during the fourth quarter of 2004.

Chairman's Comments

     "The fourth quarter of 2004 came with the opportunity to reposition our balance sheet through the restructuring of our higher costing fixed-rate FHLB borrowings," said Thomas F. Prisby, Chairman

CFS Bancorp, Inc - Page 2 of 9


and CEO. "While the prepayment penalties incurred on the restructuring adversely impacted our fourth quarter and year-end 2004 results, we look forward to reduced interest expense as well as an improvement in our efficiency ratio in 2005."

     Mr. Prisby continued, "Our core business remains on a positive track with the fourth quarter bringing continued improvement in our net interest margin, core deposit growth and non-interest income, exclusive of securities gains and losses. We look forward to the prospects of 2005 as we continue on track with our business strategy. Our main focus during 2005 will be to continue to grow core deposits, increase our lending portfolio and expand our market share in Illinois."

Net Interest Income

     Net interest income for the fourth quarter and year ended December 31, 2004 was $9.0 million and $32.1 million, respectively, up 15.8% and 16.0% from the same periods in 2003. Net interest margin was 2.67% and 2.28%, respectively, for the fourth quarter and year ended December 31, 2004, up from 2.10% and 1.87% for the previous 2003 periods. The Company expects the positive trend in net interest margin to continue through 2005 as the new lower rate borrowings are expected to result in reduced interest expense.

     Total interest income was $17.1 million and $69.0 million, respectively, for the fourth quarter and year ended December 31, 2004 representing a decrease of $943,000 and $2.4 million from the comparable 2003 periods. The decrease in interest income was mainly caused by an overall decrease in average interest-earning assets throughout 2004 as compared to 2003. Average interest-earning assets for the quarter and year ended December 31, 2004 decreased 8.7% and 4.9%, respectively, when compared to the same periods in 2003. The average yield on the Company's interest-earning assets was 5.10% and 4.89%, respectively, for the quarter and year ended December 31, 2004 and represented increases of 20 and 8 basis points from the comparable 2003 periods. This increase in the average yield primarily was the result of the Company redeploying lower yielding interest-earning assets into higher yielding loans.

     Total interest expense was $8.1 million and $36.8 million, respectively, for the fourth quarter and year ended December 31, 2004, a decrease of $2.2 million and $6.8 million from the comparable 2003 periods. The average balance of interest-bearing liabilities decreased 9.5% and 5.7%, respectively, and the average cost of interest-bearing liabilities decreased 39 and 34 basis points for the quarter and year ended December 31, 2004 when compared to the same periods in 2003. The average cost of interest-bearing deposits for the quarter and year ended 2004 was 1.48% and 1.50%, respectively, down 23 and 42 basis points from the comparable periods in 2003. The average cost of borrowings decreased 85 and 16 basis points, respectively, to 5.22% and 5.82% for the quarter and year ended December 31, 2004.

Non-Interest Income

     The Company's service charges and other fees increased by $348,000 or 20.5% in the fourth quarter of 2004 compared to the fourth quarter of 2003 and increased by $615,000 or 8.9% for the full year of 2004 compared to 2003. The increases were primarily related to service charges generated by the Company's Overdraft Protection Privilege product provided to both retail and business customers. The Company was able to realize a full year of income in 2004 related to its Business Overdraft Privilege which was first implemented in July 2003. The Company also increased the number of non-interest bearing checking accounts by approximately 15% since December 31, 2003 which added to the

CFS Bancorp, Inc - Page 3 of 9


increase in service charges and other fees on deposit accounts. During the fourth quarter of 2004, the Company also realized a $220,000 gain on the sale of land and an office building. Prior to the sale, the building was leased to a company that acquired the assets of the CFS Insurance Agency, Inc. in November 2002.

     The improvements in service charges and other fees in the 2004 periods were more than offset by changes in the amount of net realized gains (losses) on sales of securities in 2004 compared to 2003. Net realized losses on sales of securities were $380,000 for the fourth quarter of 2004, as compared to net realized gains on sales of securities of $1.5 million for the fourth quarter of 2003. For the year ended December 31, 2004, net realized losses on sales of securities were $299,000 as compared to net realized gains on sales of securities of $1.8 million for 2003. During 2004, the Company recorded an impairment write-down of $1.0 million related to one trust preferred security that had an original cost basis of $1.1 million. The write-down was included as part of the Company's net losses on sales of securities.

Non-Interest Expense

     Non-interest expense for the quarter and year ended December 31, 2004 was $50.3 million and $78.8 million, respectively, as compared to $10.1 million and $34.0 million for the same periods in 2003. The increase in the 2004 periods was mainly a result of the Company incurring $42.0 million of prepayment penalties from the restructuring of FHLB borrowings during the fourth quarter.

     Exclusive of the prepayment penalties, the Company's other components of non-interest expense totaled $8.3 million in the aggregate for the fourth quarter of 2004, a decrease of $1.8 million from the fourth quarter of 2003. This decrease was mainly caused by reduced pension expense during the fourth quarter of 2004 to $200,000 from $1.3 million in 2003. For the year ended December 31, 2004, the Company's other components of non-interest expense, excluding the prepayment penalties of $42.5 million, totaled $36.3 million in the aggregate, an increase of $2.3 million from 2003. A portion of this increase related to the $1.4 million of legal expenses incurred during 2004 in connection with the Company's goodwill case that went to trial during 2004. In addition, the Company incurred increased data processing charges of $477,000 during 2004 related to the conversion to a new processor as well as $833,000 of other general and administrative charges. The increase in other general and administrative costs was primarily due to charges relating to the write-down of $421,000 in viatical receivables and an increase in loan collection expense of $300,000. The Company also incurred $1.0 million of compensation expense relating to the retirement of a senior executive officer during 2004. This increase in compensation expense was offset by the $1.1 million decrease in pension expense for 2004 as compared to 2003.

Income Taxes

     The Company's income tax benefit for the quarter and year ended December 31, 2004 was $15.4 million and $18.9 million, respectively. The recognition during the fourth quarter and year ended December 31, 2004 of income tax benefits was a significant change from the income tax expense incurred during the same periods of 2003. The significant shift from income tax expense to income tax benefits in the 2004 periods was the result of the pre-tax losses combined with the application of available tax credits, the effects of permanent tax differences on the Company's pre-tax earnings and the reversal of tax accruals no longer considered necessary. The Company anticipates that its income tax expense will return to more historical levels as its expected earnings increase. The available tax credits

CFS Bancorp, Inc - Page 4 of 9


and permanent tax differences are expected to have a favorable impact on income tax expense throughout 2005.

Asset Quality

     The Company's provision for losses on loans was $56,000 and $8.9 million, respectively, for the quarter and year ended December 31,
2004.   The provision for losses for the 2004 year represents an
increase of $6.6 million from the 2003 provision. This increase was mainly a result of allowance allocations identified during the third quarter of 2004 related to the Company's impaired loans.

     As of December 31, 2004, the Company had six impaired loans totaling $24.4 million with an impairment allocation related to these loans of $6.4 million. Four of the impaired loans are commercial real estate loans, of which three are secured by hotels and total $20.5 million with aggregate impairment reserves of $4.1 million. The other impaired commercial real estate loan is secured by a golf course and totals $2.8 million with an impairment reserve of $1.5 million. The two remaining impaired loans are commercial loans, of which one is secured by business assets and the other by improved land. These two loans total $1.2 million with an aggregate impairment allocation of $751,000.

     The Company's non-performing assets were $28.2 million as of December 31, 2004 compared to $33.6 million at September 30, 2004 and $22.9 million at December 31, 2003. The ratio of non-performing assets to total assets was 2.13% at December 31, 2004, an improvement from 2.35% at September 30, 2004. The improvement in the ratio resulted from the decrease in non-performing loans. This decrease during the fourth quarter of 2004 was primarily a result of the full payoff of a $2.9 million commercial construction loan participation that had been previously identified as impaired. Also contributing to the decrease in non-performing loans was a $1.7 million partial charge-off on an impaired commercial real estate loan secured by a hotel and a $1.2 million partial charge-off on an impaired commercial construction loan. Both of these loans were previously identified as impaired and had allowance allocations equal to or greater than the amount charged-off. The impaired loan secured by a hotel has a remaining impairment allocation of $1.8 million as of December 31, 2004.

     The Company's allowance for losses on loans was $13.4 million at December 31, 2004, a decrease of $3.2 million from September 30, 2004 and an increase of $2.9 million from December 31, 2003. The ratio of allowance for losses on loans to total loans was 1.35% at December 31, 2004, a decrease from 1.65% at September 30, 2004 but an increase from 1.06% at December 31, 2003. The decrease in the allowance during the fourth quarter of 2004 was due to the partial charge-offs mentioned above. The Company maintains the allowance for losses on loans at a level that management believes is adequate to cover all known and inherent losses in the portfolio that are both probable and reasonable to estimate based on internal evaluations of collectibility, prior loss experience, value of underlying collateral and other factors including the composition and concentrations within the loan portfolio and the level and trends of classified and non-performing assets.

Balance Sheet

     As of December 31, 2004, the Company's loans receivable totaled $988.1 million, up slightly from $982.6 million at December 31, 2003. The Company originated $73.1 million in new loans and lines of credit during the fourth quarter of 2004 compared to $107.0 million for the third quarter. Loan originations for the year ended December 31, 2004 totaled over $390.0 million. As of December 31,

CFS Bancorp, Inc - Page 5 of 9


2004, the Company had commitments to originate commercial and retail loans and lines of credit totaling $28.5 million.

     Securities available-for-sale totaled $202.2 million at December 31, 2004, a $124.1 million decrease from December 31, 2003. The Company sold approximately $60.0 million of securities available-for-sale during the fourth quarter of 2004 in conjunction with the restructuring of its FHLB debt in order to fund the prepayment penalties incurred in the restructuring. The remainder of the decline related to the sale of securities during the second quarter of 2004 as the Company took advantage of a steep yield curve to reposition its investment portfolio.

     Total deposits were $863.2 million at December 31, 2004, down $115.3 million from $978.4 million at December 31, 2003. The decrease was largely caused by a reduction of $145.9 million in certificates of deposit, partially offset by an increase in core deposits of $30.6 million. The decrease in certificates of deposit was primarily due to the managed runoff of above market rate certificates as they reached maturity. The Company has continued to focus on obtaining low cost core deposits through continued promotional efforts and retail incentive programs. Average core deposits for the fourth quarter increased 2.5% compared to the fourth quarter of 2003.

     The Company's borrowed money totaled $316.8 million as of December 31, 2004, down $101.7 million from $418.5 million at December 31, 2003. As previously discussed, during the fourth quarter of 2004, the Company reduced its reliance on borrowed money by restructuring its FHLB borrowings. The Company repaid $75.0 million of FHLB borrowings while refinancing $325.0 million at lower current market interest rates. On December 31, 2004, the Company also repaid an additional $20.0 million of short-term variable rate FHLB borrowings without incurring any prepayment penalty.

     Stockholders' equity at December 31, 2004 was $129.5 million as compared to $156.0 million at December 31, 2003. The decrease was primarily due to:

     *  the net loss of $25.0 million;
     * a $1.3 million increase in unrealized losses on available-for-sale securities, net of tax;
     *  dividends declared during 2004 totaling $4.9 million; and
     *  repurchases of the Company's common stock during 2004 totaling
        $869,000.

Partially offsetting the above decreases in stockholders' equity, the Company also realized during 2004:

     * vesting of $1.4 million of common stock under the Company's Recognition and Retention Plan;
     * $1.7 million of shares earned under the Company's Employee Stock Ownership Plan; and
     *  stock option exercises totaling $2.3 million.

     During the fourth quarter of 2004, the Company did not repurchase any shares of its common stock. For the year ended December 31, 2004, the Company repurchased 61,713 shares of its common stock at an average price of $14.08 per share pursuant to the share repurchase program announced in March 2003. Since its initial public offering, the Company has repurchased an aggregate of 11,592,616 shares of its common stock at an average price of $11.75 per share. As of January 26, 2005, the Company has 1,180,156 of shares remaining to be repurchased under its current share repurchase program.

CFS Bancorp, Inc - Page 6 of 9


     As of December 31, 2004, stockholders' equity per common share was $10.45, as compared to $12.78 at December 31, 2003. The regulatory capital ratios of Citizens Financial Services, FSB, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements. As of December 31, 2004, the Bank was deemed to be "well-capitalized" under the regulatory framework for prompt corrective action.

     CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.3 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 24 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

                               #   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding the interest rate environment, expected asset yields and cost of funds, net interest income, loan volume, net interest margin, loan loss reserves and impairment reserves, income levels and impact of tax credits and permanent tax differences. In addition, the words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

                               #   #   #

        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOWS.

CFS Bancorp, Inc - Page 7 of 9


                                                 CFS BANCORP, INC.
                                              Highlights (Unaudited)
                                  (Dollars in thousands, except per share data)

                                                                  Three Months Ended                        Year Ended
EARNINGS HIGHLIGHTS AND                                    -------------------------------       --------------------------------
PERFORMANCE RATIOS (1)                                     December 31,      December 31,        December 31,        December 31,
                                                               2004              2003                2004                2003
--------------------------------------------               -------------     -------------       --------------      ------------
Net income (loss)                                         $  (23,139)      $    1,219           $  (25,033)        $    3,538
Basic earnings (loss) per share                                (1.97)            0.11                (2.16)              0.31
Diluted earnings (loss) per share                              (1.97)            0.10                (2.16)              0.30
Cash dividends declared per share                               0.11             0.11                 0.44               0.44
Return on average assets                                       (6.51) %          0.32   %            (1.69) %            0.23  %
Return on average equity                                      (62.33)            3.13               (16.16)              2.28
Average yield on interest-earning assets                        5.10             4.90                 4.89               4.81
Average cost on interest-bearing liabilities                    2.70             3.09                 2.91               3.25
Interest rate spread                                            2.40             1.81                 1.98               1.56
Net interest margin                                             2.67             2.10                 2.28               1.87
Non-interest expense to average assets                         14.16             2.62                 5.31               2.19
Efficiency ratio                                              420.04            97.08               179.85              87.99

Market price per share of common stock
 for the period ended:                            Closing $    14.27       $    14.80           $    14.27         $    14.80
                                                    High       14.85            15.00                15.16              15.00
                                                     Low       13.54            13.90                12.90              13.51


STATEMENT OF CONDITION HIGHLIGHTS                                          December 31,        September 30,       December 31,
AND PERFORMANCE RATIOS (1)                                                     2004                 2004                2003
--------------------------------------------                               -------------       --------------      -------------
Total assets                                                               $1,326,430           $1,429,921         $1,569,270
Loans receivable, net of unearned fees                                        988,085            1,000,424            982,579
Total deposits                                                                863,178              847,353            978,440
Total stockholders' equity                                                    129,456              152,402            155,953
Book value per common share                                                     10.45                12.38              12.78
Non-performing loans                                                           27,675               32,976             22,720
Non-performing assets                                                          28,200               33,566             22,926
Allowance for losses on loans                                                  13,353               16,506             10,453
Non-performing loans to total loans                                              2.80   %             3.30  %            2.31  %
Non-performing assets to total assets                                            2.13                 2.35               1.46
Allowance for losses on loans
 to non-performing loans                                                        48.25                50.05              46.01
Allowance for losses on loans to total loans                                     1.35                 1.65               1.06
Average equity to average assets                                                10.45                10.72              10.08
Average interest-earning assets
 to average interest-bearing liabilities                                       111.25               112.12             110.27

Employees (FTE)                                                                   327                  338                330
Branches and offices                                                               24                   24                 22


                                                                  Three Months Ended                         Year Ended
                                                           ----------------------------         -------------------------------
AVERAGE BALANCE DATA                                       December 31,    December 31,         December 31,       December 31,
                                                              2004             2003                 2004               2003
--------------------------------------------               ------------    ------------         ------------       ------------
Total assets                                              $1,413,455       $1,534,457           $1,484,092         $1,552,750
Loans receivable, net of unearned fees                     1,005,232          986,022              998,706            965,373
Total interest-earning assets                              1,333,616        1,460,961            1,409,578          1,482,715
Total liabilities                                          1,265,769        1,379,853            1,329,201          1,397,353
Total deposits                                               854,455          945,470              898,154            937,770
Interest-bearing deposits                                    806,715          906,394              853,789            901,203
Total interest-bearing liabilities                         1,198,725        1,324,890            1,266,060          1,342,478
Stockholders' equity                                         147,686          154,604              154,891            155,397

_________________________________
(1)  Ratios are annualized where appropriate.



CFS Bancorp, Inc - Page 8 of 9


                                         CFS BANCORP, INC.
                         Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share data)

                                                                For the Three Months Ended    For the Year Ended
                                                                        December 31,              December 31,
                                                                --------------------------    ---------------------
                                                                    2004          2003         2004          2003
                                                                ------------  ------------    --------    ---------
Interest income:
 Loans                                                         $   14,522   $   14,590    $   56,910   $   59,408
 Securities                                                         2,046        2,793        10,029        8,637
 Federal Home Loan Bank dividends                                     290          330         1,199        1,348
 Other                                                                243          331           848        1,996
                                                                   ------       ------        ------       ------
  Total interest income                                            17,101       18,044        68,986       71,389

Interest expense:
 Deposits                                                           3,002        3,909        12,841       17,276
 Borrowings                                                         5,141        6,400        24,007       26,402
                                                                   ------       ------        ------       ------
  Total interest expense                                            8,143       10,309        36,848       43,678
                                                                   ------       ------        ------       ------
Net interest income before provision for losses on loans            8,958        7,735        32,138       27,711
Provision for losses on loans                                          56          837         8,885        2,326
                                                                   ------       ------        ------       ------
Net interest income after provision for losses on loans             8,902        6,898        23,253       25,385

Non-interest income:
 Service charges and other fees                                     2,049        1,701         7,523        6,908
 Commission income                                                    139          131           666          651
 Net realized gains (losses) on sales of securities                  (380)       1,455          (299)       1,780
 Net gain (loss) on sale of assets                                    226           11           225           39
 Income from Bank-owned life insurance                                361          345         1,439        1,437
 Other income                                                         473          524         2,056        1,973
                                                                   ------       ------        ------       ------
  Total non-interest income                                         2,868        4,167        11,610       12,788

Non-interest expense:
 Compensation and employee benefits                                 4,599        6,337        19,834       19,804
 Net occupancy expense                                                681          452         2,440        2,216
 Professional fees                                                    377          453         2,797        1,806
 Data processing                                                      617          582         2,713        2,236
 Furniture and equipment expense                                      436          355         1,612        1,771
 Marketing                                                            248          470         1,060        1,196
 Prepayment penalties                                              42,037            -        42,522            -
 Other general and administrative expenses                          1,326        1,482         5,838        5,005
                                                                   ------       ------        ------       ------
  Total non-interest expense                                       50,321       10,131        78,816       34,034
                                                                   ------       ------        ------       ------

Income (loss) before income taxes                                 (38,551)         934       (43,953)       4,139
Income tax expense (benefit)                                      (15,412)        (285)      (18,920)         601
                                                                   ------       ------        ------       ------
Net income (loss)                                              $  (23,139)  $    1,219    $  (25,033)  $    3,538
                                                                   ======       ======        ======       ======
Per share data:
 Basic earnings (loss) per share                               $    (1.97)  $     0.11    $    (2.16)  $     0.31
 Diluted earnings (loss) per share                             $    (1.97)  $     0.10    $    (2.16)  $     0.30
 Cash dividends declared per share                             $     0.11   $     0.11    $     0.44   $     0.44

Weighted-average shares outstanding                            11,731,618   11,300,550    11,599,996   11,289,254
Weighted-average diluted shares outstanding                    11,990,902   11,692,643    11,897,494   11,702,635




CFS Bancorp, Inc - Page 9 of 9


                                         CFS BANCORP, INC.
                     Consolidated Statements of Financial Condition (Unaudited)
                                      (Dollars in thousands)

                                                                                         December 31, December 31,
                                                                                             2004         2003
                                                                                         ------------ ------------
ASSETS
Cash and amounts due from depository institutions                                       $   16,878    $   18,213
Interest-bearing deposits                                                                   11,217       149,577
Federal funds sold                                                                           9,999         9,961
                                                                                         ---------     ---------
 Cash and cash equivalents                                                                  38,094       177,751

Securities, available-for-sale                                                             202,219       326,304
Investment in Federal Home Loan Bank stock, at cost                                         27,665        26,766
Loans receivable, net of unearned fees                                                     988,085       982,579
 Allowance for losses on loans                                                             (13,353)      (10,453)
                                                                                         ---------     ---------
  Net loans                                                                                974,732       972,126
Accrued interest receivable                                                                  5,456         6,624
Real estate owned                                                                              525           206
Office properties and equipment                                                             15,511        13,738
Investment in Bank-owned life insurance                                                     33,362        31,926
Prepaid expenses and other assets                                                           28,866        13,829
                                                                                         ---------     ---------
 Total assets                                                                           $1,326,430    $1,569,270
                                                                                         =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                                $  863,178    $  978,440
Borrowed money                                                                             316,783       418,490
Advance payments by borrowers for taxes and insurance                                        8,177         5,595
Other liabilities                                                                            8,836        10,792
                                                                                         ---------     ---------
 Total liabilities                                                                       1,196,974     1,413,317

Stockholders' Equity:
 Preferred stock, $0.01 par value; 15,000,000 shares authorized                                  -             -
 Common stock, $0.01 par value; 85,000,000 shares authorized;
  23,423,306 shares issued as of December 31, 2004 and December 31, 2003;
  12,385,322 and 12,200,015 shares outstanding as of December 31, 2004
  and December 31, 2003, respectively                                                          234           234
Additional paid-in capital                                                                 189,991       189,879
Retained earnings, substantially restricted                                                 76,449       106,354
Treasury stock, at cost; 11,037,984 and 11,223,291 shares
 as of December 31, 2004 and December 31, 2003, respectively                              (130,689)     (132,741)
Unallocated common stock held by ESOP                                                       (5,959)       (7,158)
Unearned common stock acquired by RRP                                                         (148)       (1,523)
Accumulated other comprehensive (loss) income, net of tax                                     (422)          908
                                                                                         ---------     ---------
 Total stockholders' equity                                                                129,456       155,953
                                                                                         ---------     ---------

  Total liabilities and stockholders' equity                                            $1,326,430    $1,569,270
                                                                                         =========     =========
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